Exhibit 10.16

August 30, 2009

Jon Sobel

Re: Offer of Employment with Tesla Motors

Dear Jon:

Tesla Motors, Inc. is pleased to offer you the position of General Counsel and Secretary on the terms set forth below.

As General Counsel and Secretary, you will perform the duties customarily associated with these positions, including (a) primary responsibility for the selection of Tesla’s outside legal advisors and (b) attendance at all board of directors meetings (other than Executive Sessions) and documentation and support of corporate governance matters. You will report to Elon Musk, Chief Executive Officer. Your duties, responsibilities, job title, and work location may be changed at any time by Tesla.

Your salary will be $300,000 per year, subject to standard payroll deductions and withholdings. As an exempt employee, you will not be entitled to overtime. You will be eligible for vacation and sick leave according to Tesla’s standard policy. You will also be eligible to receive all other benefits Tesla may provide to its employees (e.g., health and dental insurance coverage) after your enrollment on a date to be determined. Tesla may consider you for bonuses, although the amount of such bonuses, if any, and the criteria for determining the award of such bonuses, if any, shall be in the sole discretion of Tesla. Of course, Tesla reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

Subject to the approval of Tesla’s Board of Directors, you will be granted a stock option to purchase an aggregate of 400,000 shares of Tesla’s Common Stock pursuant to Tesla’s Equity Incentive Plan then in effect. Your stock options will vest commencing upon your first day of employment (1/4th of the shares vest one year after the Vesting Commencement Date, and 1/48th of the shares vest monthly thereafter over the next three years).

You will also have change in control protections substantially similar to Deepak Ahuja’s.

By accepting this offer, you represent and warrant that your employment with Tesla will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. We want to emphasize that we do not wish you to bring any confidential or proprietary materials of any former employer which would violate any obligations you may have to your former employer. You further represent and warrant that you have read, understand, and accept the terms of your Stock Option Agreement, in particular, the vesting schedule of the shares of Tesla’s Common Stock thereof. You agree not to make any unauthorized disclosure to Tesla or use on behalf of Tesla any confidential information belonging to any of your former employers (except in accordance with agreements between Tesla and any such former employer). You also warrant that you do not possess any property containing a third party’s confidential and proprietary information. Of course, during your employment with Tesla, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

As a Tesla employee, you will be expected to abide by all Tesla policies and procedures, and, as a condition of your employment, you will sign and comply with Tesla’s standard confidentiality agreement which prohibits unauthorized use or disclosure of Tesla confidential information or the confidential information of Tesla’s clients.

You may terminate your employment with Tesla at any time and for any reason whatsoever simply by notifying Tesla. Likewise, Tesla may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of an officer of Tesla.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law per Attachment A.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Tesla with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed, amended, or modified except in a written agreement signed by an officer of Tesla. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

This offer of employment is contingent upon the following:

•

Your ability to provide and maintain the proper and necessary documentation required for you and Tesla to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States.

•

Your execution (signature) of the Tesla Employee Agreement which protects the intellectual property and confidential information of Tesla, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.

•

The satisfactory review and/or verification of background information, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.

The effective date of your employment is to be September 28, 2009.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

Tesla Motors, Inc.

/s/ Elon Musk

Elon Musk
Chairman of the Board and CEO

Accepted by:	/s/Jon Sobel

Date: 8/30/09

ARBITRATION AGREEMENT

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that:

a.	The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

b.	The arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and

c.	Both you and Tesla shall be entitled to all rights and remedies that you or Tesla would be entitled to pursue in a court of law; and

d.	Tesla shall pay all fees in excess of those which would be required if the dispute was decided in a court of law.

Nothing in this Agreement is intended to prevent either you or Tesla from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Tesla each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

Arbitrable claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, it is agreed that arbitration shall be the exclusive remedy for administrative claims.

Tesla Motors Relocation Program

Tesla offers a competitive relocation package which can be utilized over a 24 month period. The benefit highlights are described below:

*Temporary Housing Expenses

Temporary housing is covered up to $10,000. We strongly recommend that candidates compare local rates with hotels and temporary housing such as furnished apartments and suites. Good judgment should be exercised when selecting temporary housing, and the associated costs associated with the property and services. This benefit only applies when you are physically relocating to the new job location.

*Relocation Fees (physical household move)

Benefits for transporting furnishings and personal belongings within your current household is covered up to $15,000. The benefit may also be utilized to move automobiles and sports utility vehicles, up to the maximum allocation stated above. Please obtain 3 quotes if possible; a minimum of 2 is required. Tesla can issue a purchase order for the moving service.

*Closing Cost Support

Tesla will cover up to a maximum of $10,000 for invoiced expenses of fees incurred in selling your primary residence. Covered fees are limited to items that are contained within your closing costs, but may included commissions, realtor expenses, and legal costs incurred with the sale of your primary residence.

*Area Overview & Visits to Family

Tesla understands that relocations can be stressful. The company provides up to $5,000 for you and your family to visit the new area to become familiar with the local housing market, available schooling, and to get a better feel for the area you will be residing in. The monies are meant to provide you an opportunity to get an area overview, generally before the physical move takes place. In addition, during the Temporary Housing period outlined above, these funds may also be utilized to visit family members from your original State of Origin (such as Michigan). This time off is subject to your available vacation time, and requires management approval.

*Spousal Job Support Assistance

A benefit of up to $5,000 will be paid to provide your spouse assistance with a local career counseling and job assistance office. This benefit may be used to obtain resume services, personal coaching, job networking seminars, and other general career services.

Please consult with Human Resources on the administration of these programs. Above items may be expensed, as in accordance with local laws and rules pertaining to acceptable expensable items. Lump sum payments may be issued also; subject to required withholding amounts set by state and federal law. Conflicts or disagreements in the administration of the program will be reviewed by Tesla’s HR and legal groups. Employees who depart the company prior to one year of service after receiving relocation benefits are subject to a pro-rated repayment schedule.